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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                       PATRIOT AMERICAN HOSPITALITY, INC.

             (Exact Name of Registrant as Specified in its Charter)

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
                  DELAWARE                                      94-0358820
  (State of Incorporation or Organization)         (I.R.S. Employer Identification no.)
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
     1950 STEMMONS FREEWAY, SUITE 6001,
                 DALLAS, TX                                        75207
  (Address of Principal Executive Offices)                      (Zip Code)
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
If this form relates to the registration of a  If this form relates to the registration of a class of securities pursuant to Section 12(b)  class of securities pursuant to Section 12(g)
of the Exchange Act and is effective pursuant  of the Exchange Act and is effective pursuant
to General Instruction A.(c), please check     to General Instruction A.(d), please check
the following box.  /X/                        the following box.  / /
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Securities Act registration statement file number to which this form relates:                     NOT APPLICABLE
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                                                                                                 (If applicable)
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    SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

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             TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED

Series B Cumulative Perpetual Preferred Stock             New York Stock Exchange
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    SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                 NOT APPLICABLE
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                                (Title of class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          DESCRIPTION OF SERIES B CUMULATIVE PERPETUAL PREFERRED STOCK

    On December 22, 1998, Patriot American Hospitality, Inc. ("Patriot" or the "Corporation"), whose shares are paired and trade as a single unit with those of Wyndham International, Inc. ("Wyndham" and, with Patriot, the "Companies"), announced that its Board of Directors declared a stock dividend of $0.44 cents per share of paired common stock of the Companies ("Paired Shares") for the fourth quarter ended December 31, 1998 (the "Dividend"). The Dividend is payable on January 25, 1999 to stockholders of record on December 30, 1998. Each stockholder received the option to receive the Dividend in the form of additional Paired Shares or shares of Series B Cumulative Perpetual Preferred Stock, par value $.01 per share, of Patriot ("Series B Preferred Stock"). The following description of the terms of the Series B Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to the Certificate of Designation for the Series B Cumulative Perpetual Preferred Stock of Patriot American Hospitality, Inc. (the "Certificate of Designation") which is attached hereto as an exhibit and is incorporated herein by reference.

DIVIDEND RIGHTS

    The holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Corporation's Board of Directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share at the rate of 15% on the stated value of $25.00 per share per annum.

    The Series B Preferred Stock shall, with respect to dividend rights, rank
(a) senior to the Series A Convertible Preferred Stock of the Corporation, (b) senior to the Series X Junior Participating Cumulative Preferred Stock of the Corporation, (c) senior to all classes or series of the Corporation Common Stock and to all other equity securities the terms of which specifically provide that such equity securities rank either on a parity with the Corporation Common stock or junior to the Series B Preferred Stock with respect to the payment of dividends, (d) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to the payment of dividends, and (e) junior to all other equity securities issued by the Corporation.

    No dividends will be declared or paid or set apart for payment on any stock of the Corporation, upon the Corporation Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than a dividend in shares of the Corporation's Common Stock or in any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series B Preferred Stock for all past dividend periods.

LIQUIDATION RIGHTS

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a "Liquidation Event"), the holders of shares of Series B Preferred Stock, after payment or provision for payment of any distribution required to be made on any shares of the Corporation having a preference or a priority over the shares of Series B Preferred Stock on liquidation, are entitled to be paid out of the assets of the Corporation available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any

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other class or series of stock of the Corporation that ranks junior to the
Series B Preferred Stock as to liquidation rights.

    The Series B Preferred Stock shall, with respect to liquidation rights, rank
(a) senior to the Series A Convertible Preferred Stock of the Corporation, (b) senior to the Series X Junior Participating Cumulative Preferred Stock of the Corporation, (c) senior to all classes or series of the Corporation Common Stock and to all other equity securities the terms of which specifically provide that such equity securities rank either on a parity with the Corporation Common Stock or junior to the Series B Preferred Stock with respect to liquidation rights,
(d) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to liquidation rights, and (e) junior to all other equity securities issued by the Corporation.

    The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or other entity with or into the Corporation or the sale, lease or conveyance of all, or substantially all of, the property or business of the Corporation, shall not be, or be deemed to constitute, a Liquidation Event.

REDEMPTION RIGHTS

    Except as described below, the Series B Preferred Stock shall not be redeemable prior to January 2, 2000. On and after January 2, 2000, the Corporation, at its option and upon written notice, may redeem shares of the Series B Preferred Stock for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

    In the event of a Change of Control of the Corporation (as such term is defined in the Certificate of Designation), the Corporation, at its option and upon written notice, may, out of funds legally available therefor, redeem shares of the Series B Preferred Stock for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

    Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid for all past dividend periods, no shares of Series B Preferred Stock shall be redeemed; provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Excess Stock as defined in the Amended and Restated Certificate of Incorporation of the Corporation.

VOTING RIGHTS

    Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below or as required by law.

    Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), regardless of whether the Preferred Dividend Defaults occurred in consecutive quarterly periods, the holders of such shares of Series B Preferred Stock (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series B Preferred Stock as to dividends or on liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation at a special meeting called by the holders of record of at least 20% of the outstanding shares of Series B Preferred Stock or the holders of shares of any other series of Parity Preferred so in arrears or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past

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dividend periods and the dividend for the then current dividend period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full.

    The above voting provisions will not apply if all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited or set aside to effect such redemption.

    Any increase or decrease in the amount of authorized capital stock of any class or series, including the Series B Preferred Stock, shall not require the consent or vote of the holders of Series B Preferred Stock and shall not be deemed to materially and adversely affect the designations, preferences or special rights of the Series B Preferred Stock.

PREEMPTIVE RIGHTS

    The holders of Series B Preferred Stock shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFER

    The shares of Series B Preferred Stock are subject to restrictions contained in the Amended and Restated Certificate of Incorporation of the Corporation which prohibit (a) any Person (other than a Look-Through Entity) (as such terms are defined in the Amended and Restated Certificate of Incorporation of the Corporation) from Beneficially Owning or Constructively Owning (as such terms are defined in the Amended and Restated Certificate of Incorporation of the Corporation) in excess of 8.0% of the number of outstanding shares of any class or series of Equity Stock (as that term is defined in the Amended and Restated Certificate of Incorporation of the Corporation), (b) any Look-Through Entity from Beneficially Owning or Constructively Owning in excess of 9.8% of the number of outstanding shares of any class or series of Equity Stock, (c) any Person from acquiring or maintaining any ownership interest in the stock of the Corporation that is inconsistent with (i) the requirements of the Internal Revenue Code of 1986, as amended, pertaining to real estate investment trusts or
(ii) Article IV of the Amended and Restated Certificate of Incorporation of the Corporation and (d) any transfer of shares of any class or series of Equity Stock of the Corporation that are paired pursuant to the Pairing Agreement, dated as of February 17, 1983, between the Corporation and Wyndham (f/k/a Patriot American Hospitality Operating Company), as amended from time to time in accordance with the provisions thereof (the "Pairing Agreement"), except in combination with an equal number of shares of Wyndham in accordance with the Amended and Restated Bylaws, as amended, of the Corporation and the Pairing Agreement.

CONVERSION

    The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except that the shares of Series B Preferred Stock may be exchanged by the Corporation for shares of Excess Stock in accordance with the Amended and Restated Certificate of Incorporation of the Corporation.

ITEM 2. EXHIBITS

Exhibit 1 Certificate of Designation of the Series B Cumulative Perpetual Preferred Stock of Patriot American Hospitality, Inc

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                                   SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

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
                                PATRIOT AMERICAN HOSPITALITY, INC.
                                (Registrant)

                                By:  /s/ LAWRENCE S. JONES
                                     -----------------------------------------
                                     Name: Lawrence S. Jones
                                     Title: Executive Vice President and
                                     Treasurer
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Dated: January 22, 1999

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                                 EXHIBIT INDEX

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EXHIBIT NO.                                                 DESCRIPTION
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
       1       Certificate of Designation of the Series B Cumulative Perpetual Preferred Stock of Patriot American
                 Hospitality, Inc.
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